Exhibit 10.16

THIRD MODIFICATION TO CREDIT AGREEMENT

     This Third Modification to Credit Agreement (this “Modification”) is entered into by and between MATRIXX INITIATIVES, INC., a Delaware corporation, and ZICAM, LLC, an Arizona limited liability company (individually and collectively referred to herein as “Borrower”) and COMERICA BANK (“Bank”), successor by merger with COMERICA BANK-CALIFORNIA, as of this 4th day of August, 2004, at San Jose, California.

RECITALS

     This Modification is entered into upon the basis of the following facts and understandings of the parties, which facts and understandings are acknowledged by the parties to be true and accurate:

     Bank and Borrower previously entered into a Credit Agreement dated May 29, 2002, as modified by a First Modification dated August 13, 2002, and a Second Modification dated May 15, 2003. The Credit Agreement and all subsequent Modifications shall be referred to herein as the “Agreement.”

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

AGREEMENT

     1. Incorporation by Reference. The Recitals and the documents referred to therein are incorporated herein by this reference. Except as otherwise noted, the terms not defined herein shall have the meaning set forth in the Agreement.

     2. Modification to the Agreement. The Agreement is hereby modified as set forth below.

A.	In Section 1.1 of the Agreement, the following definition shall be added:

“Accounts” shall mean and includes all presently existing and hereafter arising accounts, including without limitation all accounts receivable, contract rights and other forms of right to payment for monetary obligations or receivables for property sold or to be sold, leased, licensed, assigned or otherwise disposed of, or for services rendered or to be rendered (including without limitation all health-care-insurance receivables) owing to Borrower, and any supporting obligations, credit insurance, guaranties or security therefor, irrespective of whether earned by performance.

B.	In Section 1.1 of the Agreement, the definition of “Eligible Accounts” shall be deleted in its entirety.

C.	In Section 1.1 of the Agreement, the definition of “Eligible Accounts Amount” shall be deleted in its entirety.

D.	In Section 1.1 of the Agreement, the definition of “Quick Ratio” shall be modified by substituting the words Eligible Accounts with the word Accounts.

     3. Conditions Precedent to the Modification. The effectiveness of this Modification is conditioned upon receipt by Bank of this Modification, and any other documents which Bank may require to carry out the terms hereof, which shall include without limit:

(a)	A legal documentation fee of $250, plus any Bank Expenses incurred through the date of this Modification;

(b)	such other documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

     4. Legal Effect. The effectiveness of this Modification is conditioned upon receipt by Bank of this Modification, and any other documents which Bank may require to carry out the terms hereof. Except as specifically set forth in this Modification, all of the terms and conditions of the Agreement remain in full force and effect.

     5. Integration. This is an integrated Modification and supersedes all prior negotiations and agreements regarding the subject matter hereof. All amendments hereto must be in writing and signed by the parties.

     IN WITNESS WHEREOF, the parties have agreed as of the date first set forth above.